Exhibit III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2021

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements, and IFRS may lack specific requirements or guidance that is available in U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial years 2019, 2020 and 2021 have been audited by Ernst & Young Oy and Ernst & Young AB as indicated in their reports included in the Bank’s previous Form 18-K filings for the financial years ended December 31, 2019, 2020 and 2021 and incorporated by reference into the Bank’s Registration Statement on Schedule B of the Securities Act (No. 333-217876) and elsewhere herein.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

For the financial year 2019, 2020 and 2021 NIB appointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst & Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing Ernst & Young AB, Sweden as its independent joint auditors.

NORDIC INVESTMENT BANK

Statement of comprehensive income 1 January – 31 December

EUR 1,000	Note	2019	2020	2021
Interest income from financial assets held at amortised cost		315,241	254,355	197,089
Interest income from financial assets held at fair value		25,768	18,160	4,159
Interest expense		-129,280	-66,973	145

Net interest income	(3) (4)	211,729	205,543	201,393

Commission income and fees received	(5)	9,462	12,485	9,199
Commission expense and fees paid		-1,859	-3,145	-2,165

Net fee and commission income		7,603	9,340	7,034

Net profit/loss on financial operations	(6)	14,272	58,810	-23,663
Foreign exchange gains and losses		111	183	13

Total operating income		233,715	273,876	184,777

Expenses
General administrative expenses
Personnel expenses	(7)	-30,496	-31,327	-29,182
Other administrative expenses	(8)	-13,872	-13,563	-12,766
Depreciation	(14)	-6,841	-7,546	-9,545

Total operating expenses		-51,209	-52,437	-51,493

Profit before loan losses		182,506	221,439	133,284
Net loan losses	(9)	-524	-56,744	25,874

Net Profit for the year		181,982	164,695	159,158

Other comprehensive income
Items that will be reclassified to income statement
Fair value hedges - valuation of cross currency basis spread		15,786	9,120	-21,612
Items that will not be reclassified to income statement
Changes in own credit risk on liabilities recorded at fair value		—	-3,376	329
Total other comprehensive income		15,786	5,744	-21,283

Total comprehensive income		197,768	170,439	137,876